AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is dated as of October 21, 2010, and is by and among Hong Kong Waibo International Limited (“Waibo”), and the undersigned shareholders of Waibo (the “Waibo Shareholders”), CFO Consultants, Inc., a Nevada corporation (the “Company”), and Orion Investment Inc. (the “Company Principal Shareholder”). Waibo is a party to this Agreement solely to make representations and warranties as set forth herein.

RECITALS

WHEREAS, the Waibo Shareholders own, collectively, 100% of the issued and outstanding capital stock of Waibo (the “Waibo Shares”), and the Waibo Shareholders desire to exchange their respective portions of the Waibo Shares for Company Shares (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

WHEREAS, the Company is a corporation with no or nominal assets and operations whose shares are registered under Section 12(g) of the Exchange Act of 1934 (the “Exchange Act”);

WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Company’s acquisition of the Waibo Shares in exchange for the issuance of the Company Shares (as hereinafter defined) upon the terms and conditions hereinafter set forth in this Agreement (the “Exchange”);

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations corresponding thereto, so that the Exchange shall qualify as a tax-free transaction under the Code;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.   THE EXCHANGE

1.01         Exchange.  Upon the terms and subject to the conditions of this Agreement, the Waibo Shareholders shall sell, convey, assign, transfer to the Company the Waibo Shares, and as consideration therefore, the Company will issue to the Waibo Shareholders or their designees, stock certificates representing 361,920,000 shares of Common Stock (the “Company Shares”), equal to 96.0% of the issued and outstanding shares of Company Common Stock on a fully diluted basis after giving effect to conversion of an outstanding convertible note of the Company held by Millenium Group, Inc., which such note is in the principal amount of $25,000 (the “Convertible Note”), to each Waibo Shareholder in proportion to their percentage interest in Waibo as set forth on the signature pages hereto.  This share issuance will take place in two tranches.  At the time of Closing, the Company shall issue 38,000,000 shares of Common Stock to the Waibo Shareholders or their designee.  After the Company effectuates an amendment to its Articles of Incorporation to increase its authorized shares, the Company will issue the remaining 323,920,000 shares of Common Stock to the Waibo Shareholders, or their designee, to each Waibo Shareholder in proportion to their percentage interest in Waibo as set forth on the signature pages hereto, as well as 9,441,667 shares pursuant to the Convertible Note to the holder of the Convertible Note in full satisfaction thereof.  As a result of the Exchange, Waibo will become a wholly owned subsidiary of the Company.  For U.S. federal income tax purposes, it is intended that the Exchange shall qualify as a tax-free transaction under Section 368(a)(1)(B) and/or Section 351 of the Code.

1.02.        Closing.  Subject to the satisfaction or wavier of all of the conditions set forth in Sections 6.01 and 6.02, the Closing of the Exchange (the “Closing”) shall take place on or before October 22, 2010 at the corporate offices of the Company or at such other date and/or such other place as the parties may designate.  Such date is referred to herein as the Closing Date.

1.03.        Deliveries.  At the Closing, the following shall occur:

1.03(a).  The Company shall issue the 38,000,000 shares of Common Stock to the Waibo Shareholders or their designee, and deliver such stock certificates to the Waibo Shareholders or their legal representative.

1.03(b).  The Company shall deliver or cause to be delivered to Waibo Shareholders or its designee the following:  (i) a copy of resolutions duly adopted by the Board of Directors of the Company authorizing and approving the Exchange and the execution, delivery and performance of this Agreement; (ii) a certificate of good standing for the Company from the State of Nevada (iii) written resignations of all officers and directors of the Company in office immediately prior to the Closing, provided, however, that the resignation of Norman LeBoeuf as director shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-I with the Securities and Exchange Commission, (iv) board resolutions electing certain individuals to the positions with the Company as specified by the Waibo Shareholders on Schedule I annexed hereto, provided, however, that the election of Jacky Kwok and Guohua Zheng as directors shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-I with the Securities and Exchange Commission; (v) all corporate records, agreements, seals and any other information reasonably requested by Waibo’s representatives with respect to the Company; and (vi) such other documents as Waibo and/or the Waibo Shareholders may reasonably request in connection with the transactions contemplated hereby.

1.03(c).  Waibo and/or the Waibo Shareholders shall deliver or cause to be delivered to the Company the following: (i) the Waibo shares together with a bought and sold note in favor of the Company and (ii) such other documents as the Company may reasonably request in connection with the transactions contemplated hereby.

II.	REPRESENTATIONS AND WARRANTIES OF WAIBO

Waibo represents and warrants to the Company as follows as of the date of this Agreement and as of the Closing:

2.01.        Organization; Corporate Matters.

2.01(a).  Waibo is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong.  Waibo has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a material adverse effect on its financial condition, results of operations or business.

2.01(b).  The copies of the corporate documents of Waibo, which have been made available to the Company prior to the Closing, are complete and correct copies as amended and in effect on the date hereof.

2.01(c).  The books and records of Waibo, all of which have been made available to the Company prior to the Closing, are complete and correct in all material respects.

2.02.        Capitalization.

2.02(a).  The authorized capital stock of Waibo consists of common stock that is 100% owned by the Waibo Shareholders.  All of the issued and outstanding shares of Waibo are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  There are no pre-emptive or other rights, options, warrants, subscription rights, conversion rights, stock appreciation rights, redemption rights, or other agreements, arrangements or commitments to issue or sell any shares of Waibo capital stock.

2.03.        Authority.  Waibo has full power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Waibo and no other corporate proceedings on the part Waibo are necessary to authorize this Agreement and the transactions contemplated hereby in accordance with the terms hereof.  This Agreement has been duly and validly executed and delivered by Waibo and constitutes a valid and binding agreement.

2.04.        Subsidiaries and Investments.  Waibo owns all of the issued and outstanding shares of capital stock of three PRC entities: Yunnan Zhaoyang Weili Starch Co., Ltd. Guizhou Province Weining Weili Starch Co., and Gansu Weibao Starch Co., Ltd.    Waibo does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in this Section 2.04.

2.05.        Financial Statements.  The financial statements of Waibo and its subsidiary operations (the “Waibo Financial Statements”), which have been made available to the Company prior to the Closing, fairly and accurately present the financial position and results of operations, on a consistent basis, as of the dates thereof and for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have material adverse effect on Waibo and its subsidiaries, its collective business, financial condition or results of operations).

2.06         Absence of Material Changes.  Since June 30, 2010, there has not been any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Waibo or its subsidiaries, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

2.07.        Litigation.  To the best knowledge of Waibo, (a) neither Waibo nor any of its subsidiaries is subject to any judgment, order, decree or stipulation of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, and (b) there is no litigation, proceeding or investigation pending or threatened against Waibo or any of its subsidiaries affecting any of its respective properties or assets, or against any officer, director or shareholder of Waibo, that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Waibo or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.        Disclosure.  To the best knowledge of Waibo, neither this Agreement, the Waibo Financial Statements nor any other agreement, document, or certificate furnished to the Company by or on behalf of Waibo in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not false or misleading.

III.  REPRESENTATIONS AND WARRANTIES OF THE WAIBO SHAREHOLDERS

Each of the Waibo Shareholders, severally and not jointly, hereby represents and warrants to the Company as follows as of the date of this Agreement and as of the Closing:

3.01.        Ownership of the Waibo Shares. The Waibo Shareholders own, beneficially and of record, good and marketable title to the Waibo Shares, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders' agreements. At the Closing, the Waibo Shareholders will convey to the Company good and marketable title to the Waibo Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

3.02.        Authority.  This Agreement has been duly and validly executed and delivered by the Waibo Shareholders and constitutes a valid and binding agreement, enforceable against the Waibo Shareholders in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.03.        Restricted Securities.  The Waibo Shareholders acknowledges that the Company Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, that the Company Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Company Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, such Waibo Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.04.        Accredited Investor.  Each Waibo Shareholder is an “non-US Person” as that term is defined in Regulation S promulgated under the Securities Act.  Each Waibo Shareholder is able to bear the economic risk of acquiring the Company Shares pursuant to the terms of this Agreement, including a complete loss of such Waibo Shareholder’s investment in the Company Shares.  Each Waibo Shareholder is acquiring the Company Shares for his, her or its own account, and not with a view toward resale or distribution thereof.

3.05.        Legend.  Such Waibo Shareholder acknowledges that the certificate(s) representing such Waibo Shareholder’s pro rata portion of the Company Shares shall each prominently set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrant to Waibo as follows, as of the date of this Agreement and as of the Closing:

4.01.        Organization; Corporate Matters.

4.01(a).  The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada.  The Company has the corporate power and authority to carry on its business as presently conducted; and is licensed or qualified to do business in all jurisdictions in which the character of its properties or nature of its business requires it to be so licensed or qualified, other than such jurisdictions where the failure to be so qualified would not have a material adverse effect on its financial condition, results of operations or business.  “Material Adverse Effect” means, when used with respect to the Company, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company, or materially impair the ability of the Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

4.01(b).  The copies of the Articles of Incorporation and the Bylaws of the Company, which have been made available to Waibo prior to the Closing, are complete and correct copies as amended and in effect on the date hereof.  The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect.

4.01(c).  The books and records of the Company, all of which have been made available to the Company prior to the Closing, are complete and correct in all material respects.  The records of meetings of the shareholders and Board of Directors of the Company are complete and correct in all material respects. The stock records of the Company and the shareholder lists of the Company that the Company has previously furnished to Waibo are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of the Company's capital stock and any other outstanding securities issued by the Company.

4.01(d).  The Company is not in any default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.02.       Capitalization.

4.02(a).  The authorized capital stock of the Company consists of 75,000,0000 shares of common stock, par value $.001 per share, of which 5,665,000 shares are issued and outstanding.  When issued, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable.

4.02(b).  All of the issued and outstanding shares of Common Stock of the Company immediately prior the Share Exchange are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. Except with respect to the Convertible Note and securities to be issued to the Waibo Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of the Company’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to the Company or any Common Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of the Company’s capital stock, and no registration or anti-dilution rights, no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company. The Company is not a party to, and it has no knowledge of, any agreement restricting the transfer of any shares of the capital stock of the Company. The issuance of all of the shares of the Company described in this Section 4.02 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no Company stockholder has any right to rescind or bring any other claim against the Company for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

4.03.        Authority.  The Company and the Company Principal Shareholder have full power and authority to enter into this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) to which the Company and the Company Principal Shareholder is a party and to perform its obligations hereunder and each of the Transaction Documents to which the Company and the Company Principal Shareholder is a party. The execution and delivery of this Agreement and each of the Transaction Documents by the Company and the Company Principal Shareholder and the consummation by the Company and the Company Principal Shareholder of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company and the Company Principal Shareholder, and no other corporate proceedings on the part of the Company or the Company Principal Shareholder are necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Company and the Company Principal Shareholder and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Neither the Company nor the Company Principal Shareholder needs to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the Company Shares.

4.04.        Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership or other form of business organization.

4.05.        No Undisclosed Liabilities; No Liabilities at Closing.  The Company does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) except (a) liabilities that are reflected and reserved against on the most recent Company Financial Statements (as hereinafter defined) that have not been paid or discharged since the date thereof and (b) liabilities incurred since the date of the most recent Company Financial Statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.  All issued and outstanding convertible notes (all of which have been disclosed in the most recent Company Financial Statements) will be converted into equity at the same time as the Closing and the Company shall have no debts or other liabilities or obligations (whether absolute, accrued, contingent or otherwise) following the Closing.

4.06.        Litigation.   There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the Transaction Documents or the right of the Company to enter into this Agreement and the Transaction Documents or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its affiliates relating to the Company currently pending or which the Company or any of its affiliates intends to initiate.

4.07.        Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books, including those reflected in the balance sheet contained in the most recent Company Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the most recent Company Financial Statements or on any Exhibits attached hereto.  The Company does not own or lease any real property.

4.08.        Contracts and Undertakings.  The Company has no operations and is not subject to any contracts and undertakings, including any agreements, leases, commitment or licenses.

4.09.        Financial Statements; SEC Filings.

4.09(a) The Company’s financial statements (the “Financial Statements”) contained in its periodic reports filed with the Securities and Exchange Commission (the “SEC”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities (contingent or otherwise). the Company is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. the Company maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

4.09(b). The Company has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act ( the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of the Company in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of the Company’s Common Stock.

4.10.        Consents and Approvals; No Conflict.  Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by the Company or by the Company Principal Shareholder, nor the consummation by the Company or the Company Principal Shareholder of the transactions contemplated hereby, nor compliance by the Company or the Company Principal Shareholder with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company or the Company Principal Shareholder, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or the Company Principal Shareholder is a party or by which they any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Company Principal Shareholder, or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Company or to the Company Principal Shareholder.

4.11.      Absence of Material Changes.  Since September 30, 2010, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of the Company;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by the Company;

(f)  Any waiver or release by the Company of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of the Company;

(h)  Any change made or authorized in the Certificate of Incorporation or Bylaws of the Company;

(i)  Any undisclosed loan to, or other transaction with, any officer, director or stockholder of the Company giving rise to any claim or right of the Company against any such person or of such person against the Company; or

(j)  Any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of the Company.

4.12.      Legal Compliance,

4.12(a).  The Common Stock of the Company is registered under Section 12(g) of the Exchange Act.  The Company has filed all reports and other material required to be filed by it with the SEC pursuant to Section 15(d) of the Exchange Act.

4.12(b).  The currently outstanding shares of the Company’s Common Stock (i) were issued pursuant to the Registration Statement or valid exemptions from registration under the Securities Act pursuant to Regulation D promulgated thereunder and (ii) are duly authorized, validly issued, fully paid and nonassessable.

4.12(c).  To the best knowledge of the Company, after due investigation, no claim has been filed against the Company alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.  The Company holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.13.     Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, minutes of the board of directors and financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of the Company. the Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

4.14.        Employee Benefit Plans. The Company does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

4.15.        Tax Returns, Payments and Elections. The Company has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and the Company has timely paid all Taxes due and adequate provisions have been and are reflected in the Company’s Financial Statements for all current taxes and other charges to which the Company is subject and which are not currently due and payable. None of the Company’s federal income tax returns have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency. The Company has withheld or collected all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, state, local or foreign governmental authority or regulatory body responsible for the imposition of any such Tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor or any other person, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

4.16        No Debt Obligations. Except for the Convertible Note, upon the Closing Date, the Company will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. The Company is not a guarantor of any indebtedness of any other person, entity or corporation.

4.17.        No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to the Company or any of their affiliates with respect to the transactions contemplated by this Agreement, and after the Closing, the Company Principal Shareholder will indemnify and hold Waibo and the Company harmless against any liability or expense arising out of, or in connection with, any such claim.

4.18        No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by the Company to arise, between the Company and any accountants and/or lawyers formerly or presently engaged by the Company. the Company is current with respect to fees owed to its accountants and lawyers.

4.19         Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of the Company in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

4.20         Absence of Undisclosed Liabilities. Since the date of the filing of its quarterly report on Form 10-Q for the quarter ended September 30, 2010 except as specifically disclosed in the Public Reports (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) the Company has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees; (C) the Company has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) the Company has not made any loan, advance or capital contribution to or investment in any person or entity; (E) the Company has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) the Company has not suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Exchange, the Company has not entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

4.21         Duly Authorized. The issuance of the Company Shares has been duly authorized and, upon delivery to Waibo Shareholders, or their designee, of certificates therefor in accordance with the terms of this Agreement, the Company Shares will be validly issued in compliance with all applicable U.S. federal and state securities and corporate laws, fully paid, and nonassessable, will have the rights, preferences and privileges specified, will be free of preemptive rights, and will be free and clear of all liens and restrictions, other than restrictions on transfer imposed by this Agreement and any applicable securities laws and the regulations and rules promulgated thereunder.

4.22         No Integrated Offering. The Company does not have any registration statement pending before the Commission or currently under the Commission’s review and the Company has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock which has not been disclosed in its Public Reports.

4.23      Employees.

a. the Company has one employee.

b. Other than Norman LeBoeuf and Neville Pearson, the Company does not have any officers or directors. No director or officer of the Company is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other person that in any way adversely affects or will materially affect (a) the performance of his duties as a director or officer of the Company or (b) the ability of the Company to conduct its business.

4.24      Interested Party Transactions. No officer, director or principal stockholder of the Company or any affiliate or “associate” (as such term is defined in Rule 405 as promulgated by the SEC under the Securities Act) of any such person, has or has had, either directly or indirectly, (1) an interest in any person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Company any goods or services; or (2) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

4.25      Intellectual Property. the Company does not own, use or license any Intellectual Property in its activities as presently conducted. For purposes of this Agreement, “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

4.26      No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company has not provided to Waibo, or the Waibo Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

4.27        Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Company or any of the Company Controlling Stockholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

4.28        Compliance with Laws.  The Company has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

4.29        No Repurchase Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

V.	COVENANTS AND AGREEMENTS OF THE PARTIES EFFECTIVE PRIOR TO CLOSING

5.01.        Debt Conversion.  As soon as practicable after the Company effectuates an increase of its authorized Common Stock, and after having received a written election and instruction to convert the Convertible Note, the Company shall convert the Convertible Note into 9,441,667 shares of Common Stock in full satisfaction thereof.

5.02        Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, the Company shall (a) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (b) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Waibo.  Without the prior written consent of Waibo, except as required or specifically contemplated hereby, the Company shall not undertake or fail to undertake any action if such action or failure would render any of the Company’s representations and warranties untrue in any material respect as of the Closing.

VI.  CONDITIONS TO CLOSING

6.01.       Conditions to Obligations of Waibo and Waibo Shareholders.  The obligations of Waibo and the Waibo Shareholders under this Agreement shall be subject to each of the following conditions:

6.01(a).  The Company shall have delivered or caused to be delivered the items listed in Sections 1.03(a) and 1.03(b).

6.01(b).  The representations and warranties of the Company and the Company Principal Shareholder contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date.  Subject to Section 6.01(g), the Company and the Company Principal Shareholder shall have performed in all material respects all of its or their respective obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it or them at or prior to the Closing.

6.01(c).  As of the Closing Date, the Company shall be current in the filing of all of its SEC Documents.

6.01(d).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

6.01(e).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

6.01(f).    There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a material adverse effect on the Company.

6.02.       Conditions to Obligations of the Company.  The obligations of the Company under this Agreement shall be subject to the following conditions:

6.02(a).  Waibo and/or the Waibo Shareholders shall have delivered or caused to be delivered the items listed in Section 1.03(c).

6.02(b).  The representations and warranties of Waibo and the Waibo Shareholders contained herein shall be true in all material respects at the Closing with the same effect as though made at such time, except for those representations and warranties made as of a particular date which shall be true and correct as of such date.  Waibo and the Waibo Shareholders shall have performed in all material respects all of its, his or her respective obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it, him or her at or prior to the Closing.

6.02(c).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

6.02(d).  All statutory requirements for the valid consummation by Waibo of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of, filings with and notices to any governmental body, court, agency, official or authority and other persons required to be obtained in order to permit consummation by Waibo of the transactions contemplated by this Agreement shall have been obtained.

6.02(e).  There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have a material adverse effect on Waibo.

VII.           TERMINATION

7.01.       Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)  by mutual consent of Waibo and the Company;

(b)  by either Waibo or the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)  by either Waibo or the Company if the Exchange shall not have been consummated before October 31, 2010.

7.02.       Effect of Termination. In the event of proper termination of this Agreement by either Waibo or the Company as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.03.       Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and shall remain in full force and effect after the Closing Date.

VIII.	MISCELLANEOUS

8.01.       Tax Treatment.  The Exchange contemplated hereby is intended to qualify as a so-called “tax-free” reorganization and/or incorporation under the provisions of Section 368(a)(1)(B) and or Section 351 of the Code.  The Company and Waibo acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney’s opinion or private revenue ruling has been obtained with respect to the treatment of such transactions or the effects thereof under the Code.

8.02        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth below:

If to the Company:	Norman LeBeouf
c/o  Hand & Hand
24 Calle de la Luna
San Clemente, CA 92673
Attention: Jehu Hand
Telephone: 949-489-0034
Fax: 949-489-0034

with a copy to:	Hand & Hand
24 Calle de la Luna
San Clemente, CA 92673
Attention: Jehu Hand
Telephone: 949-489-0034
Fax: 949-489-0034

and a copy to the Company Principal Shareholder at:

Orion Investment Inc.
c/o Dempsey Mork
55051 Riviera Drive,
La Quinta, CA 92253
Telephone: 760-219-2776
Fax:

If to Waibo:	Hong Kong Waibo International
Room 2102 F&G, Nan Fung Centre, 264-298 Castle Peak Rd.,
Tsuen Wan, New Territories, Hong Kong
Attention: Joanny Kwok
Telephone:852-24122208
Fax: 852-2412-0239

with a copy to:	Loeb & Loeb
345 Park Avenue
New York, New York  10154
Attention: Mitchell Nussbaum
Telephone:  (212) 407-5199
Fax:  (212) 504-3013

If to the Waibo Shareholders:

Kai Bo Holdings Limited
Rm 2102 F&G, Nan Fung Centre, 264-298 Castle Peak Rd,
Tsuen Wan, New Territories, Hong Kong
Attention: Joanny Kwok
Telephone: 852-24122208
Fax: 852-2412-0239

with a copy to Loeb & Loeb at the address above.

8.03.       Further Assurances.  From time to time, at the other party’s request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

8.04.       Parties in Interest; No Third Party Beneficiaries.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.  This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

8.05.       Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

8.06.       Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.  References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

8.07.       Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

8.08.       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.09.       Governing Law; Venue.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the New York without regard to its conflict of laws doctrines.  Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in the City and County of New York, NY, U.S.A and each party hereby waives any right to object to the convenience of such venue.

8.10        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

8.11        Separate Counsel.  Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

8.12        Waiver.  No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.13        Assignability.  This Agreement (together with all other documents and instruments referred to herein) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

8.14        Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

8.15        Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, neither Waibo nor the Company shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.16        Indemnification; Remedies

8.16(a) Survival.  All representations, warranties, covenants, and obligations in this Agreement shall expire thirty-six (36) months following the date this Agreement is executed (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

8.16(b) Indemnification by the Company Principal Shareholder.  From and after the execution of this Agreement until the expiration of the Survival Period, the Company Principal Shareholder shall indemnify and hold harmless the Company, Waibo and the Waibo Shareholders (collectively, the “Company Indemnified Parties”), from and against any damages arising, directly or indirectly, from or in connection with:

(i)           any breach of any representation or warranty made by the Company or the Company Principal Shareholder in this Agreement or any Transaction Document or in any certificate delivered by the Company pursuant to this Agreement;

(ii)          any breach by the Company or the Company Principal Shareholder of any covenant or obligation of the Company in this Agreement or any Transaction Document required to be performed by the Company or the Company Principal Shareholder on or prior to the Closing Date or after the Closing Date; or

(iii)         any and all losses, claims, damages, or liabilities against the Company or the Company Principal Shareholder, occurring on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, the Company and the Company Principal Shareholder’s total indemnification obligations under this Section 8.16 shall be limited to and shall not under any circumstances exceed US $300,000.

8.16(c)    Indemnification by Company Principal Shareholder relating to a Proceeding. The Company Principal Shareholder shall to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present, former and future director, officer or employee of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement, in connection with any Proceeding whether by a third party, the Company or otherwise (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date (“Damages”), to the same extent as provided in the Company’s Organizational Documents or any applicable contract or agreement as in effect on the date hereof, in each case for the Survival Period.  In the event of any such Proceeding (whether arising before or after the Closing Date), (i) the Company Principal Shareholder shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse the Company Principal Shareholder for such payments in the circumstances and to the extent required by the Company’s Organizational Documents, any applicable contract or agreement or applicable Law, and (ii) the Company Principal Shareholder shall cooperate in the defense of any such matter; provided, however, that the Company Principal Shareholder shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within the Survival Period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.  The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.  “Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a natural person, corporation, business trust, association, company, partnership, limited liability company, joint venture and other entities, governments, agencies and political subdivisions.; and (f) any and all amendments to any of the foregoing.

                      8.16(d) Breach by the Waibo Shareholders.  Nothing in this Section 8.16 shall limit the Company’s right to pursue any appropriate legal or equitable remedy against any of the Waibo Shareholders with respect to any damages from and after the execution of this Agreement, until the expiration of the Survival Period arising, directly or indirectly, from or in connection with: (a) any breach by such Waibo Shareholder of any representation or warranty made by such Waibo Shareholder in this Agreement or in any certificate delivered by such Waibo Shareholder pursuant to this Agreement or (b) any breach by such Waibo Shareholder of any covenants or obligation in this Agreement required to be performed by the Waibo Shareholder on or prior to the Closing Date or after the Closing Date.  All claims of the Company pursuant to this Section 8.16(d) shall be brought by the Company Principal Shareholder on behalf of the Company and those persons who were stockholders of the Company immediately prior to the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

WAIBO SHAREHOLDERS		THE COMPANY

CFO Consultants Inc.
/s/	Joanny Kwok
Name: Joanny Kwok		/s/ Neville Pearson
Address: Rm 2102 F&G, Nan Fung Centre,		By: Neville Pearson
264-298 Castle Peak Rd, Tsuen Wan, New		Title: Director
Territories, Hong Kong
Percentage interest in Waibo: 40%
COMPANY PRINCIPAL SHAREHOLDER
/s/	Jacky Kwok
Name: Jacky Kwok		Orion Investment Inc.
Address: Rm 2102 F&G, Nan Fung Centre,
264-298 Castle Peak Rd, Tsuen Wan, New		/s/ Dempsey Mork
Territories, Hong Kong		By: Dempsey Mork
Percentage interest in Waibo: 30%		Title: President

/s/	Lam Yukang	HONG KONG WAIBO INTERNATIONAL
Name: Lam Yukang		LIMITED
Address:
Percentage interest in Waibo: 30%		/s/	Joanny Kwok
By: Joanny Kwok
Title: Director

SCHEDULE I

Post-Closing Officers and Directors of the Company

Joanny Kwok	Chief Executive Officer
Guohua Zheng	Chief Operating Officer
Ken Tsang	Chief Finacial Officer

Joanny Kwok	Chairman of the Board of Directors
Jacky Kwok	Director
Guohua Zheng	Director